Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:

Jamie Spexarth, Chief Financial Officer

1001 Louisiana St., Suite 2900

Houston, TX 77002

Investor Relations, ir@superiorenergy.com, (713) 654-2200

SUPERIOR ENERGY SERVICES ANNOUNCES
FOURTH QUARTER 2022 RESULTS AND CONFERENCE CALL

Houston, March 15, 2023 – Superior Energy Services, Inc. (the “Company”) filed its Form 10-K for the period ending December 31, 2022 on March 15, 2023. In accordance with the Company’s Shareholders Agreement, it will host a conference call with shareholders on Tuesday, March 21, 2023.

For the fourth quarter of 2022, the Company reported net income from continuing operations of $175.0 million, or $8.69 per diluted share, and revenue of $239.1 million. This compares to net income from continuing operations of $48.5 million, or $2.41 per diluted share, and revenue of $222.3 million, for the third quarter of 2022. Net income from continuing operations for the fourth quarter includes a tax benefit of $110.5 million primarily driven from the recognition of a worthless stock deduction in the U.S. related to deductible outside basis differences in certain domestic subsidiaries.

For the year ended December 31, 2022, the Company’s net income from continuing operations was $291.0 million, or $14.49 per diluted share, and revenue of $884.0 million. This compares to net income from continuing operations of $147.0 million in the combined year of 2021 on revenue of $694.7 million. The combined year of 2021 included $335.6 million of income related to reorganization items.

The Company’s Adjusted EBITDA (a non-GAAP measure) was $79.9 million for the fourth quarter of 2022, an increase of 6% compared to $75.1 million in the third quarter of 2022. For the full year, Adjusted EBITDA was $282.1 million compared to $126.2 million in the combined year of 2021. Refer to page 12 for a Reconciliation of Adjusted EBITDA to GAAP results.

Brian Moore, Chief Executive Officer, commented, “I’m extremely proud of our team’s execution during the quarter delivering a strong finish to an outstanding 2022 for Superior. Our leadership’s commitment to free cash flow generation, businesses critical to our customers, and operational excellence enabled us to achieve our transformative strategic objectives including the $250 million distribution to shareholders in December, our debt free balance sheet and strong competitive positions, especially in our Rentals segment.

While we certainly benefited from a more favorable commodity price environment, our experienced and knowledgeable teams also effectively mitigated inflation and significant supply chain challenges with a disciplined approach to our businesses and processes aimed to deliver exceptional, sustainable performance through our industry’s cycles.”

Fourth Quarter 2022 Geographic Breakdown

U.S. land revenue was $49.4 million in the fourth quarter of 2022 compared to revenue of $49.5 million in the third quarter of 2022. Increases in market share and price for our premium drill pipe business were offset by a reduction in hydraulic workover activity and well control activity within our Well Services segment.

U.S. offshore revenue was $72.3 million in the fourth quarter of 2022, an increase of 18% compared to revenue of $61.4 million in the third quarter of 2022. This change was primarily driven by the delivery of a large Deepwater Gulf of Mexico Project in our completion services business unit.

International revenue was $117.4 million in the fourth quarter of 2022, an increase of 5% compared to revenue of $111.4 million in the third quarter of 2022. This increase was driven by increased tool rentals within our premium drill pipe business and an increase in well control activity in Latin America within the Well Services segment.

Fourth Quarter 2022 Segment Reporting

The Rentals segment revenue in the fourth quarter of 2022 was $105.9 million, a 1% increase compared to revenue of $104.6 million in the third quarter of 2022. Adjusted EBITDA of $62.6 million contributed 69% of the Company’s total Adjusted EBITDA before including corporate costs. Fourth quarter Adjusted EBITDA Margin (a non-GAAP measure further defined on page 5) within Rentals was 59%, a 2% decrease from the third quarter margin of 61% driven by startup costs to ready accommodations units for deployment and reduction in activity in Canada for our bottom hole assembly business.

The Well Services segment revenue in the fourth quarter of 2022 was $133.2 million, a 13% increase compared to revenue of $117.7 million in the third quarter of 2022. Adjusted EBITDA for the fourth quarter of 2022 was $28.7 million for an Adjusted EBITDA Margin of 22%, roughly equal to the third quarter. An increase in margins for our completions services business was offset by lower well control margins internationally.

Calendar Year 2022 Segment Reporting

The Rentals segment revenue in 2022 was $402.9 million, a 40% increase compared to revenue of $287.0 million in 2021. The increase was driven by higher utilization and price of our premium drill pipe and bottom hole assembly inventory across all regions. This was partially offset by the exit of our non-core US accommodations business in late-2021. Adjusted EBITDA of $237.7 million contributed 71% of the Company’s total Adjusted EBITDA before including corporate costs. Full year 2022 Adjusted EBITDA Margin within Rentals was 59%, a 9% increase from the 2021 margin of 50%. The increase in margins was primarily driven by higher prices and utilization for our rentals businesses.

The Well Services segment revenue in 2022 was $481.0 million, an 18% increase compared to revenue of $407.6 million in 2021. Revenues increased with greater industry activity across all regions, with non-core divestitures offsetting much of this increase. Adjusted EBITDA for 2022 was $95.8 million for an Adjusted EBITDA Margin of 20%, a 12% increase from the 2021 margin of 8%. This increase was driven by higher activity in our completion services business unit, as well as the divestiture of non-core, low-margin businesses within the segment.

Liquidity

As of December 31, 2022, the Company had cash, cash equivalents, and restricted cash of approximately $339.1 million and the availability remaining under our ABL Credit Facility was approximately $85.1 million, assuming continued compliance with the covenants under our ABL Credit Facility. We had no balances outstanding under the Credit Facility at December 31, 2022.

Total cash proceeds received during the fourth quarter of 2022 from the disposal of all of our remaining shares of Select were $21.3 million, and we received $4.0 million in proceeds from the sale of non-core assets. Proceeds from the sale of non-core assets in the third quarter of 2022 were $31.2 million. No shares of Select were sold during the third quarter of 2022.

For the year ended December 31, 2022, proceeds from the sale of non-core assets were $50.4 million and we received $34.7 million from the sale of Select shares. In the combined year of 2021 we received proceeds from the sale of non-core assets of $98.3 million and $4.1 million from the sale of Select shares.

The Company remains focused on cash conversion. Free cash flow (net cash from operating activities less payments for capital expenditures) for the fourth quarter of 2022 totaled $30.5 million compared to $31.4 million for the third quarter of 2022. Free cash flow for the year ended December 31, 2022 totaled $109.6 million.

In the fourth quarter of 2022, our Board declared a special cash dividend of $12.45 per share on our outstanding Class A common stock. The special dividend, which totaled $250.0 million, was paid on December 28, 2022.

Capital expenditures for the fourth quarter of 2022 were $22.9 million compared to $22.4 million for the third quarter of 2022 and $65.8 million for the full year 2022. Approximately 79% of total 2022 capital expenditures were for the replacement of existing assets. Of the total capital expenditures, approximately 81% was invested in the Rentals segment.

2023 Guidance

Regarding 2023 guidance, we expect the first quarter 2023 results of our Rentals segment to be in-line with fourth quarter 2022 results. Our Well Services segment will be down, based on the non-repeat of a very strong fourth quarter from our completion services business unit. We expect first quarter revenue to come in between $210 million to $220 million and first quarter Adjusted EBITDA should be between $62 million and $70 million.

In regards to full year 2023 guidance, we expect revenue to come in at a range of $750 million to $850 million with Adjusted EBITDA in a range of $260 million to $330 million. Depreciation expense for 2023 is expected to align with annualized fourth quarter 2022 results. Full year capital spending is expected to be in a range of $75 million to $90 million.

Strategic Outlook

We continue to explore alternatives to enhance shareholder value, including through potential merger or acquisition opportunities. As part of this process, we remain in and continue to pursue preliminary or exploratory dialogue with various potential counterparties. Resources will be allocated accordingly should strategic alternatives, including meaningful consolidation opportunities, become actionable in 2023. Our Board has not set a timetable or made any decisions related to further actions or potential strategic alternatives at this time. Additionally, any potential transaction would depend upon entry into definitive agreements with a potential counterparty on terms acceptable to us. There can be no assurance that we will enter any such transaction or consummate or pursue any transaction or other strategic alternative.

As we focus our financial strength, flexibility, and leading market position on converting operating margins to free cash flow generation, we will continue to be opportunistic and disciplined in our approach to growth and strategic capital expenditure allocations intended to support our well established brands.

We are striving to build a sustainable future through our commitment to Environmental, Social, and Governance (ESG) initiatives. Our Shared Core Values are critical to achieving our ESG goals and helping our customers, suppliers, and business partners achieve theirs. We continue to advance our ESG initiatives for the benefit of stakeholders with plans to publish our inaugural 2023 Sustainability Report in 2024.

Conference Call Information

The Company’s management team will host a conference call on Tuesday, March 21, 2023, at 10:00 a.m. Eastern Time. The call will be available via live webcast in the “Events” section at ir.superiorenergy.com. To access via phone, participants can register for the call here, where they will be provided a phone number and access code. The call will be available for replay until March 20, 2024 on Superior’s website at ir.superiorenergy.com. If you are a shareholder and would like to submit a question, please email your question beforehand to Jamie Spexarth at ir@superiorenergy.com.

About Superior Energy Services

Superior Energy Services serves the drilling, completion and production-related needs of oil and gas companies worldwide through a diversified portfolio of specialized oilfield services and equipment that are used throughout the economic life cycle of oil and gas wells. For more information, visit: www.superiorenergy.com.

Non-GAAP Financial Measure

To supplement Superior’s consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also uses Adjusted EBITDA and Adjusted EBITDA Margin. Management uses Adjusted EBITDA and Adjusted EBITDA Margin internally for financial and operational decision-making and as a means to evaluate period-to-period comparisons. The Company also believes these non-GAAP measures provide investors useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Non-GAAP financial measures are not recognized measures for financial statement presentation under U.S. GAAP and do not have standardized meanings and may not be comparable to similar measures presented by other public companies. Adjusted EBITDA and Adjusted EBITDA Margin should be considered as supplements to, and not as substitutes for, or superior to, the corresponding measures calculated in accordance with GAAP. We define Adjusted EBITDA as net income (loss) before net interest expense, income tax expense (benefit) and depreciation, amortization and depletion, adjusted for reduction in value of assets and other charges, which management does not consider representative of our ongoing operations. We define Adjusted EBITDA Margin as Adjusted EBITDA by segment as a percentage of segment revenues. For a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure, please see the tables under “―Superior Energy Services, Inc. and Subsidiaries Reconciliation of Adjusted EBITDA” included on pages 12 and 13 of this press release.

Free cash flow is considered a non-GAAP financial measure under the SEC’s rules. Management believes, however, that free cash flow is an important financial measure for use in evaluating the Company’s financial performance, as it measures our ability to generate additional cash from our business operations. Free cash flow should be considered in addition to, rather than as a substitute for, net income as a measure of our performance or net cash provided by operating activities as a measure of our liquidity. Additionally, our definition of free cash flow is limited and does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as supplemental to our entire statement of cash flows.

The Company is unable to provide a reconciliation of the forward-looking non-GAAP financial measure, Adjusted EBITDA, contained in this press release to its most directly comparable GAAP financial measure, net income, as the information necessary for a quantitative reconciliation of the forward-looking non-GAAP financial measure to its respective most directly comparable GAAP financial measure is not (and was not, when prepared) available to the Company without unreasonable efforts due to the inherent difficulty and impracticability of predicting certain amounts required by GAAP with a reasonable degree of accuracy. Net income includes the impact of depreciation, income taxes and certain other items that impact comparability between periods, which may be significant and are difficult to project with a reasonable degree of accuracy. In addition, we believe such reconciliation could imply a degree of precision that might be confusing or misleading to investors. The probable significance of providing this forward-looking non-GAAP financial measure without the directly comparable GAAP financial measure is that such GAAP financial measure may be materially different from the corresponding non-GAAP financial measure.

Forward-Looking Statements

This press release contains, and future oral or written statements or press releases by the Company and its management may contain, certain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, the words “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks” and “estimates,” variations of such words and similar expressions identify forward-looking statements, although not all forward-looking statements contain these identifying words. All statements other than statements of historical fact regarding the Company’s financial position, financial performance, depreciation expense, liquidity, strategic alternatives (including dispositions, acquisitions, and the timing thereof), market outlook, future capital needs, capital allocation plans, business strategies and other plans and objectives of our management for future operations and activities are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company’s management in light of its experience and prevailing circumstances on the date such statements are made. Such forward-looking statements, and the assumptions on which they are based, are inherently speculative and are subject to a number of risks and uncertainties, including but not limited to conditions in the oil and gas industry and the availability of third party buyers or other strategic partners, that could cause the Company’s actual results to differ materially from such statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of the Company, which could cause actual results to differ materially from such statements.

While the Company believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business.

These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in the Company’s Form 10-K for the year ended December 31, 2022, Form 10-Q for any subsequent interim period, and those set forth from time to time in the Company’s other current or periodic filings with the Securities and Exchange Commission, which are available at www.superiorenergy.com. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except earnings per share amounts)
(unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2022	2021	2022	2022	2021(1)

Revenues	$239,103	$198,436	$222,287	$883,960	$694,682

Cost of revenues	127,522	125,100	116,081	476,951	452,025
Depreciation, depletion, amortization and accretion	20,121	61,603	20,508	98,060	228,217
General and administrative expenses	34,204	33,158	31,841	128,294	128,627
Restructuring expenses	1,934	2,419	1,223	6,375	24,222
Other (gains) and losses, net	1,129	17,458	(13,397)	(29,134)	16,726
Income (loss) from operations	54,193	(41,302)	66,031	203,414	(155,135)

Other income (expense):
Interest income (expense), net	5,702	937	3,373	11,713	2,533
Reorganization items, net	-	-	-	-	335,560
Other income (expense)	4,558	(629)	(6,838)	(1,804)	(9,233)
Income (loss) from continuing operations before income taxes	64,453	(40,994)	62,566	213,323	173,725
Income tax benefit (expense)	110,532	17,748	(14,058)	77,719	(26,705)
Net income (loss) from continuing operations	174,985	(23,246)	48,508	291,042	147,020
Loss from discontinued operations, net of income tax	(4,389)	(6,102)	17	(4,577)	(40,421)
Net income (loss)	$170,596	$(29,348)	$48,525	$286,465	$106,599

Income (loss) per share -basic
Net income (loss) from continuing operations	$8.73		$2.42	$14.53
Income (loss) from discontinued operations, net of income tax	(0.22)		-	(0.22)
Net income (loss)	$8.51		$2.42	$14.31

Income (loss) per share - diluted:
Net income (loss) from continuing operations	$8.69		$2.41	$14.49
Income (loss) from discontinued operations, net of income tax	(0.21)		0.01	(0.23)
Net income (loss)	$8.48		$2.42	$14.26

Weighted-average shares outstanding - basic	20,049		20,024	20,024
Weighted-average shares outstanding - diluted	20,125		20,090	20,087

(1) Combines results from periods prior to our emergence from bankruptcy on February 2, 2021 and periods subsequent to emergence which is a non-GAAP financial measure. For further information regarding the breakdown of results, see our Annual Report on Form 10-K for the period ended December 31, 2022.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$258,999	$314,974
Accounts receivable, net	249,808	182,432
Income taxes receivable	6,665	5,099
Prepaid expenses	17,299	15,861
Inventory	65,587	60,603
Investment in equity securities	-	25,735
Other current assets	6,276	6,701
Assets held for sale	11,978	37,528
Total current assets	616,612	648,933
Property, plant and equipment, net	282,376	356,274
Notes receivable	69,679	60,588
Restricted cash	80,108	79,561
Operating lease right-of-use assets	18,797	25,154
Noncurrent deferred tax assets	97,492	1,894
Other long-term assets, net	25,948	27,104
Total assets	$1,191,012	$1,199,508

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$31,570	$43,080
Accrued expenses	116,575	108,610
Income taxes payable	11,682	8,272
Current portion of decommissioning liability	9,770	-
Liabilities held for sale	3,349	5,607
Total current liabilities	172,946	165,569
Decommissioning liabilities	150,901	190,380
Deferred income taxes	3,388	12,441
Operating lease liability	14,634	19,193
Other long-term liabilities	66,259	70,192
Total liabilities	408,128	457,775
Total stockholders' equity	782,884	741,733
Total liabilities and stockholders' equity	$1,191,012	$1,199,508

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended		Year Ended
	December 31,	September 30,	December 31,
	2022	2022	2022	2021(1)
Cash flows from operating activities
Net income	$170,596	$48,525	$286,465	$106,599
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, depletion, amortization and accretion	20,121	20,508	98,060	261,860
Reorganization items, net	-	-	-	(354,279)
Other non-cash items	(108,654)	(5,807)	(136,819)	48,645
Changes in operating assets and liabilities	(28,672)	(9,445)	(72,290)	1,442
Net cash from operating activities	53,391	53,781	175,416	64,267

Cash flows from investing activities
Payments for capital expenditures	(22,883)	(22,387)	(65,784)	(37,187)
Proceeds from sales of assets	3,962	31,231	50,376	98,280
Proceeds from sales of equity securities	21,319	-	34,685	4,099
Net cash from investing activities	2,398	8,844	19,277	65,192

Cash flows from financing activities
Distributions to Shareholders	(249,986)	-	(249,986)	-
Other	(135)	-	(135)	(3,419)
Net cash from financing activities	(250,121)	-	(250,121)	(3,419)
Effect of exchange rate changes on cash	-	-	-	311
Net change in cash, cash equivalents and restricted cash	(194,332)	62,625	(55,428)	126,351
Cash, cash equivalents and restricted cash at beginning of period	533,439	470,814	394,535	268,184
Cash, cash equivalents and restricted cash at end of period	$339,107	$533,439	$339,107	$394,535

Reconciliation of Free Cash Flow
Net cash from operating activities	$53,391	$53,781	$175,416	$64,267
Payments for capital expenditures	(22,883)	(22,387)	(65,784)	(37,187)
Free Cash Flow	$30,508	$31,394	$109,632	$27,080

(1) Combines results from periods prior to our emergence from bankruptcy on February 2, 2021 and periods subsequent to emergence which is a non-GAAP financial measure. For further information regarding the breakdown of results, see our Annual Report on Form 10-K for the period ended December 31, 2022.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
REVENUE BY GEOGRAPHIC REGION BY SEGMENT
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2022	2021	2022	2022	2021(1)
U.S. land
Rentals	$43,316	$29,907	$39,673	$160,742	$92,349
Well Services	6,051	4,588	9,808	24,558	23,512
Total U.S. land	49,367	34,495	49,481	185,300	115,861

U.S. offshore
Rentals	33,968	27,356	37,829	140,881	111,842
Well Services	38,349	24,661	23,609	122,848	100,783
Total U.S. offshore	72,317	52,017	61,438	263,729	212,625

International
Rentals	28,616	25,530	27,055	101,319	82,843
Well Services	88,803	86,394	84,313	333,612	283,353
Total International	117,419	111,924	111,368	434,931	366,196
Total Revenues	$239,103	$198,436	$222,287	$883,960	$694,682

(1) Combines results from periods prior to our emergence from bankruptcy on February 2, 2021 and periods subsequent to emergence which is a non-GAAP financial measure. For further information regarding the breakdown of results, see our Annual Report on Form 10-K for the period ended December 31, 2022.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
SEGMENT HIGHLIGHTS
(in thousands)
(unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2022	2021	2022	2022	2021(1)
Revenues
Rentals	$105,900	$82,793	$104,557	$402,942	$287,034
Well Services	133,203	115,643	117,730	481,018	407,648
Corporate and other	-	-	-	-	-
Total Revenues	$239,103	$198,436	$222,287	$883,960	$694,682

Loss from Operations
Rentals	$50,001	$2,309	$56,291	$183,636	$(13,149)
Well Services	20,998	(25,560)	26,249	84,529	(59,913)
Corporate and other	(16,806)	(18,051)	(16,509)	(64,751)	(82,073)
Total loss from Operations	$54,193	$(41,302)	$66,031	$203,414	$(155,135)

Adjusted EBITDA
Rentals	$62,633	$44,179	$64,141	$237,663	$144,774
Well Services	28,738	9,511	25,179	95,819	32,323
Corporate and other	(11,467)	(13,581)	(14,232)	(51,421)	(50,896)
Total Adjusted EBITDA	$79,904	$40,109	$75,088	$282,061	$126,201

Adjusted EBITDA Margin
Rentals	59%	53%	61%	59%	50%
Well Services	22%	8%	21%	20%	8%
Corporate and other	n/a	n/a	n/a	n/a	n/a
Total Adjusted EBITDA Margin	33%	20%	34%	32%	18%

(1) Combines results from periods prior to our emergence from bankruptcy on February 2, 2021 and periods subsequent to emergence which is a non-GAAP financial measure. For further information regarding the breakdown of results, see our Annual Report on Form 10-K for the period ended December 31, 2022.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2022	2021	2022	2022	2021(1)

Net income (loss) from continuing operations	$174,985	$(23,246)	$48,508	$291,042	$147,020
Depreciation, depletion, amortization and accretion	20,121	61,603	20,508	98,060	228,217
Interest (income) expense, net	(5,702)	(937)	(3,373)	(11,713)	(2,533)
Income taxes	(110,532)	(17,748)	14,058	(77,719)	26,705
Reorganization items	-	-	-	-	(335,560)
Restructuring expenses	1,934	2,419	1,223	6,375	24,222
Other gains (losses), net	1,129	17,458	(13,397)	(29,134)	16,726
Other (income) expense	(4,558)	629	6,838	1,804	9,233
Other adjustments (2)	2,527	(69)	723	3,346	12,171
Adjusted EBITDA	$79,904	$40,109	$75,088	$282,061	$126,201

We define EBITDA as income (loss) from continuing operations excluding the impact of depreciation, depletion, amortization and accretion, interest and income taxes. Additionally, our definition of Adjusted EBITDA adjusts for the impact of restructuring expenses, other gains and losses, other (income) expenses and other adjustments.

(1) Combines results from periods prior to our emergence from bankruptcy on February 2, 2021 and periods subsequent to emergence which is a non-GAAP financial measure. For further information regarding the breakdown of results, see our Annual Report on Form 10-K for the period ended December 31, 2022.

(2) Other adjustments relate to normal recurring gains and losses from the disposal of assets, which are comprised primarily of machinery and equipment.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA BY SEGMENT
(in thousands)
(unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2022	2021	2022	2022	2021(1)
Rentals
Income (loss) from operations	$50,001	$2,309	$56,291	$183,636	$(13,149)
Depreciation, depletion, amortization and accretion	12,632	40,469	12,554	58,731	156,522
Restructuring expenses	-	-	-	-	-
Other adjustments	-	1,401	(4,704)	(4,704)	1,401
Adjusted EBITDA	62,633	44,179	64,141	237,663	144,774

Wells Services
Income (loss) from operations	20,998	(25,560)	26,249	84,529	(59,913)
Depreciation, depletion, amortization and accretion	6,551	19,083	6,900	34,841	64,740
Restructuring expenses	-	-	-	-	-
Other adjustments	1,189	15,988	(7,970)	(23,551)	27,496
Adjusted EBITDA	28,738	9,511	25,179	95,819	32,323

Corporate
Income (loss) from operations	(16,806)	(18,051)	(16,509)	(64,751)	(82,073)
Depreciation, depletion, amortization and accretion	938	2,051	1,054	4,488	6,955
Restructuring expenses	1,934	2,419	1,223	6,375	24,222
Other adjustments	2,467	-	-	2,467	-
Adjusted EBITDA	(11,467)	(13,581)	(14,232)	(51,421)	(50,896)

Total
Income (loss) from operations	54,193	(41,302)	66,031	203,414	(155,135)
Depreciation, depletion, amortization and accretion	20,121	61,603	20,508	98,060	228,217
Restructuring expenses	1,934	2,419	1,223	6,375	24,222
Other adjustments	3,656	17,389	(12,674)	(25,788)	28,897
Adjusted EBITDA	$79,904	$40,109	$75,088	$282,061	$126,201

(1) Combines results from periods prior to our emergence from bankruptcy on February 2, 2021 and periods subsequent to emergence which is a non-GAAP financial measure. For further information regarding the breakdown of results, see our Annual Report on Form 10-K for the period ended December 31, 2022.